Exhibit 10.1

QURATE RETAIL, INC.

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Amended and Restated

Effective December 8, 2022

1.	COVERAGE OF PLAN

The Plan is unfunded and is maintained for the purpose of providing nonemployee directors the opportunity to defer the receipt of certain compensation otherwise payable to such directors in accordance with the terms of the Plan. As of December 8, 2022, the Plan is frozen and shall be closed to new Participants, and no deferrals or deferral elections may be made with respect to Annual Fees for services performed in any Plan Year commencing on or after January 1, 2023.

2.	DEFINITIONS

2.1.“Account” means each of the bookkeeping accounts established pursuant to Section 5.1 and maintained by the Company in the names of the respective Participants, to which all amounts deferred under the Plan and deemed interest, earnings and losses on such amounts shall be credited or debited pursuant to Section 5.2, and from which all amounts distributed under the Plan shall be debited.

2.2.“Active Participant” means each Participant who is actively serving the Company as an Eligible Director.

2.3.“Annual Fees” means the annual fees paid to Eligible Directors in cash (excluding equity awards) pursuant to the Company’s policies regarding the payment of fees to nonemployee directors of the Company.

2.4.“Applicable Interest Rate” means:

2.4.1.For amounts deferred prior to December 31, 2014, 9% per annum, compounded as of the end of each calendar quarter; or

2.4.2.For amounts deferred on or after January 1, 2015 and prior to January 1, 2023, the sum of the prime rate of interest (as determined in the Wall Street Journal as of the first business day of November of the year prior to each Plan Year) plus 3% per annum, or such other rate as approved by the Committee, compounded as of the end of each calendar quarter.

2.5.“Beneficiary” means such person or persons or legal entity or entities, including, but not limited to, an organization exempt from federal income tax under section 501(c)(3) of the Code, designated by a Participant or Beneficiary to receive benefits pursuant to the terms of the Plan after such Participant’s or Beneficiary’s death.  If no Beneficiary is designated by the Participant or Beneficiary, or if no Beneficiary survives the Participant or Beneficiary (as the case may be), the Participant’s Beneficiary shall be the Participant’s estate and the Beneficiary of a Beneficiary shall be the Beneficiary’s estate.

2.6.“Board” means the Board of Directors of the Company.

2.7.“Code” means the Internal Revenue Code of 1986, as amended.

2.8.“Committee” means the Board or, if the Board so determines, a committee appointed by the Board to administer the Plan.

2.9.“Company” means Qurate Retail, Inc., a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

2.10.“Deceased Participant” means:

2.10.1.A Participant whose service on the Board ceases by reason of death; or

2.10.2.An Inactive Participant who dies following his or her Separation from Service with the Company.

2.11.“Election” means a written election on a form provided by the Company, filed with the Company in accordance with Article 3, pursuant to which an Eligible Director may elect to defer all or any portion of the Eligible Director’s Annual Fees and designate the form of payment of the deferred amounts to which the Election relates. Notwithstanding any provision of this Plan to the contrary: (i) all existing Elections with respect to Annual Fees for services performed in the 2023 Plan Year shall be cancelled and revoked as of December 8, 2022 and (ii) no new Elections may be made with respect to Annual Fees for services performed in any Plan Year commencing on or after January 1, 2023.

2.12.“Eligible Director” means the members of the Board who are entitled to compensation under the Company’s policies regarding the payment of compensation to nonemployee directors of the Company.

2.13.“Inactive Participant” means each Participant (other than a Deceased Participant) who is not actively serving as a member of the Board.

2.14.“New Eligible Director” means a member of the Board who becomes an Eligible Director after October 1, 2013. Effective as of December 8, 2022, there will be no New Eligible Directors.

2.15.“Participant” means each individual who has made an Election, and who has an undistributed amount credited to an Account under the Plan, including an Active Participant, a Deceased Participant and an Inactive Participant. Effective as of December 8, 2022, the Plan shall be closed to new Participants.

2.16.“Plan” means the Amended & Restated Qurate Retail, Inc. Nonemployee Director Deferred Compensation Plan, as set forth herein, and as may be amended from time to time.

2.17.“Plan Year” means the calendar year.

2.18.“Section 409A” means section 409A of the Code and any Treasury Regulations promulgated under, or other administrative guidance issued with respect to, such Code section, as applicable to the Plan at the relevant time.

2.19.“Separation from Service” means the Participant’s ceasing to be a member of the Board for any reason other than death.

3.	ELECTIONS TO DEFER ANNUAL FEES

3.1.Elections.  An Election shall be made on the form acceptable to the Committee for the purpose of deferring Annual Fees.  Each Eligible Director, by filing an Election at the time and in the form described in this Article 3, shall have the right to defer all or any portion of the Annual Fees that he or she otherwise would be entitled to receive with respect to the 2022 and earlier Plan Years.  The Annual Fees of such Eligible Director for a Plan Year shall be reduced in an amount equal to the portion of such compensation deferred by such Eligible Director for such Plan Year pursuant to the Eligible Director’s Election.  Such reduction shall be effected as to any portion of the Eligible Director’s Annual Fees deferred, by reducing the quarterly payment of Annual Fees by the percentage specified in the Election.  The amount of any such reduction shall be credited to the Eligible Director’s Account in accordance with Article 5. Notwithstanding any provision of this Plan to the contrary: (i) all existing Elections with respect to Annual Fees for services performed in the 2023 Plan Year shall be cancelled and revoked as of December 8, 2022 and (ii) no new Elections may be made with respect to Annual Fees for services performed in any Plan Year commencing on or after January 1, 2023.

3.2.Filing of Election.  Except as provided in Sections 3.3 and 3.4, no Election shall be effective with respect to Annual Fees unless it is filed with the Company on or before the close of business on December 31 of the Plan Year preceding the Plan Year to which the Election applies.  An Election described in the preceding sentence shall become irrevocable on December 31 of the Plan Year preceding the Plan Year to which the Election applies.

3.3.Filing of Election by New Eligible Directors.  Notwithstanding Section 3.2, with respect to the 2022 and earlier Plan Years, a New Eligible Director may elect to defer all or any portion of his or her Annual Fees paid for the performance of services in the Plan Year in which the New Eligible Director becomes a New Eligible Director, beginning with the next following payment of any Annual Fees after the filing of an Election with the Company and before the close of such Plan Year by making and filing the Election with the Company within 30 days of the date on which such New Eligible Director becomes a New Eligible Director.  Any Election by such New Eligible Director for succeeding Plan Years shall be made in accordance with Section 3.2.  Notwithstanding any provision of this Plan to the contrary, no Elections may be made with respect to Annual Fees for services performed in any Plan Year commencing on or after January 1, 2023.  Notwithstanding any provision of this Plan to the contrary: (i) all existing Elections with respect to Annual Fees for services performed in the 2023 Plan Year shall be cancelled and revoked as of December 8, 2022 and (ii) no new Elections may be made with respect to Annual Fees for services performed in any Plan Year commencing on or after January 1, 2023.

3.4.Filing of Election Upon Initial Approval of Plan.  Notwithstanding Section 3.2, upon the original adoption of this Plan by the Board and the initial eligibility to participate in this

Plan by Eligible Directors, an Eligible Director as of the original effective date of this Plan may elect to defer all or any portion of his or her Annual Fees paid for the performance of services after the date of such deferral election through the close of such Plan Year by making and filing the Election with the Company within 30 days of the date on which the Plan originally became effective.  Any Election by an Eligible Director for succeeding Plan Years shall be made in accordance with Section 3.2.

3.5.Plan Years to which Election May Apply.  A separate Election may be made for each Plan Year as to which an Eligible Director desires to defer all or any portion of such Eligible Director’s Annual Fees, or an Eligible Director may make an Election with respect to a Plan Year that will remain in effect for subsequent Plan Years unless the Eligible Director revokes such Election or timely makes a new Election with respect to a subsequent Plan Year; provided that: (i) all existing Elections with respect to Annual Fees for services performed in the 2023 Plan Year shall be cancelled and revoked as of December 8, 2022 and (ii) no new Elections may be made with respect to Annual Fees for services performed in any Plan Year commencing on or after January 1, 2023.  Any revocation of an Election must be in writing and must be filed with the Company on or before December 31 of the Plan Year immediately preceding the Plan Year to which such revocation applies.  The failure of an Eligible Director to make an Election for any Plan Year shall not affect such Eligible Director’s right to make an Election for any other Plan Year.

3.6.Distribution Events.

3.6.1.Separation from Service.  The Separation from Service of a Participant shall be a distribution event.

3.6.2.Death.  The death of a Participant or an Inactive Participant prior to complete distribution of the Account shall be a distribution event.

3.7.Payment Following Occurrence of Distribution Event.  Subject to any required delay under Section 3.9, the Company shall make a lump-sum payment or commence making installment payments, as applicable, of any amount to which such election applies on the applicable of the following dates (or if such date is not a business day, on the next succeeding business day):  (a) not later than 60 days after a distribution event due to death, (b) if the distribution event is due to Separation from Service, as soon as practicable in January of the calendar year following the calendar year of the Participant’s Separation from Service or (c) not later than 60 days after any distribution event permitted under Section 409A as the Committee may approve and set forth in an election form.

3.8.Rabbi Trust.  The Committee may authorize the Company to establish an irrevocable trust with a duly authorized bank or corporation with trust powers designated by the Company’s Chief Executive Officer (“Rabbi Trust”), pursuant to such terms and conditions as are set forth in the governing trust agreement.  Any such Rabbi Trust shall be intended to be treated as a “grantor trust” under the Code, and the establishment of the Rabbi Trust shall not be intended to cause Participants performing services for the Company to realize current income on amounts contributed thereto nor to cause the Plan to be “funded” with respect to the Company, and the Rabbi Trust shall be so interpreted.  Any amounts subsequently due to a Participant under the Plan shall be first satisfied by the Rabbi Trust, and any remaining obligations shall be satisfied by the Company, in accordance with the terms of the Plan.

3.9.Delay of Payment Under Certain Circumstances.  Notwithstanding any provision of the Plan, if the Committee reasonably determines with respect to any payment under the Plan that the making of such payment would violate (i) the terms of any loan arrangement or similar contract to which the Company is a party and such violation would cause material harm to the Company or (ii) federal securities law or any other law applicable to the Company, such payment shall be delayed until the earliest date the Company reasonably anticipates that the making of the payment will not cause such violation (or, in the case of (i) above, such violation will not cause material harm to the Company) and any amounts for which distribution is delayed pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 5.2.

3.10.Discretion to Distribute in Full Upon or Following a Change of Control.  To the extent permitted under Section 409A, in connection with a Change of Control, and for the 12-month period following a Change of Control, the Committee may exercise its discretion to terminate the Plan and, notwithstanding any other provision of the Plan or the terms of any Election, distribute the Account balance of each Participant in full and thereby effect the revocation of any outstanding Elections.  For purposes of this Plan, “Change of Control” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A.

4.	FORMS OF DISTRIBUTION

4.1.Forms of Distribution.

4.1.1.Distribution Form.  Amounts credited to an Account shall be distributed, pursuant to an Election, in one of the following forms of distribution:

4.1.1.1.A lump-sum payment; or

4.1.1.2.Substantially equal annual installments over a period of not more than 10 years.

If an Eligible Director fails to elect a form of distribution in accordance with the provisions of this Section 4.1, he or she shall be deemed to have elected to receive a lump-sum payment as the form of distribution.  In the event the distribution event is due to death, the form of distribution shall be limited to a lump-sum payment.

4.1.2.Payment Form.  Unless otherwise approved by the Committee, distributions shall be made in the form of cash payments.

4.1.3.Lump-Sum Distribution for Small Accounts.  To the extent permitted under Section 409A, notwithstanding any Election or any other provision of the Plan to the contrary:

4.1.3.1.distributions shall be made in the form of a lump-sum payment unless the portion of a Participant’s Account subject to installment distributions pursuant to Section 4.1.1.2, as of the payment commencement date, has a value of more than $10,000; and

4.1.3.2.following a Participant’s Separation from Service for any reason, if the amount remaining credited to the Participant’s Account at the time of or after giving effect to any other distribution has a value of $10,000 or less, the Committee may, in its sole discretion, direct that such amount be distributed to the Participant (or Beneficiary, as applicable) in one lump-sum payment.

4.2.Determination of Account Balances For Purposes of Distribution.  The amount of any distribution made pursuant to Section 4.1 shall be based on the balance in the Participant’s Account on the date of distribution and the applicable distribution period.  For this purpose, the value of a Participant’s Account shall be calculated by taking into account applicable credits or debits in accordance with Section 5.2 through the end of the day immediately preceding the date of distribution.

5.	BOOK ACCOUNTS

5.1.Deferred Compensation Account.  A deferred compensation Account shall be established for each Eligible Director when such Eligible Director becomes a Participant.  Annual Fees deferred pursuant to the Plan shall be credited to the Account on the date such Annual Fees would otherwise have been payable to the Participant.  All deemed interest, and other relevant amounts applicable to each Account shall be credited or debited to the Account as they are deemed to occur, as provided in Section 5.2.

5.1.1.Crediting of Deferred Annual Fees.  Deferred Annual Fees shall be credited to the Participant’s Account.

5.2.Crediting/Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

5.2.1.Crediting Method.  Each Participant’s Account shall be credited with interest at the Applicable Interest Rate.  Credits under this Section 5.2.1 shall be calculated with respect to cash amounts of Annual Fees deferred by such Participant in accordance with this Plan from the date such Annual Fees would otherwise have been payable to the Participant through the end of the day immediately preceding the date on which such deferred Annual Fees are paid to such Participant (or his or her Beneficiary) in accordance with this Plan.

5.2.2.No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, in the event that the Company or the trustee of the Rabbi Trust, if any, in its own discretion, decides to invest funds in any investment, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Rabbi Trust, if any; the Participant shall at all times remain an unsecured creditor of the Company.

5.3.Status of Deferred Amounts.  All Annual Fees deferred under this Plan shall continue for all purposes to be a part of the general funds or unissued shares of the Company.

5.4.Participants’ Status as General Creditors.  An Account shall at all times represent the general obligation of the Company.  Each Participant shall be a general creditor of the Company with respect to this obligation and shall not have a secured or preferred position with respect to his or her Account.  Nothing contained herein shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.  Nothing contained herein shall be construed to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for compensation.

6.	NO ALIENATION OF BENEFITS

Except as otherwise required by law, the right of any Participant or Beneficiary to any benefit or interest under any of the provisions of the Plan shall not be subject to encumbrance, attachment, execution, garnishment, assignment, pledge, alienation, sale, transfer or anticipation, either by the voluntary or involuntary act of any Participant or Beneficiary or by operation of law, nor shall such payment, right or interest be subject to any other legal or equitable process.

7.	DEATH OF PARTICIPANT

7.1.Death of Participant.  A Deceased Participant’s Account shall be distributed in a lump sum to the Deceased Participant’s Beneficiary.  For purposes of clarity, if an Inactive Participant who has elected a distribution in the form of annual installments under Section 4.1.1.2 dies prior to receiving his or her entire Account, the remainder of the Deceased Participant’s Account shall be distributed in a lump sum notwithstanding the Deceased Participant’s Election of annual installments.

7.2.Designation of Beneficiaries.  Each Participant and Beneficiary shall have the right to designate one or more Beneficiaries to receive distributions in the event of the Participant’s or Beneficiary’s death by filing with the Company a Beneficiary designation on the form provided by the Company for such purpose.  The designation of Beneficiary or Beneficiaries may be changed by a Participant or Beneficiary at any time prior to such Participant’s or Beneficiary’s death by the delivery to the Company of a new Beneficiary designation form.

8.	OTHER ACCELERATION EVENTS

8.1.Other Acceleration Events.  To the extent permitted under Section 409A, notwithstanding the terms of an Election, distribution of all or part of a Participant’s Account may be made to the extent necessary to fulfill a domestic relations order (as deemed in section 414(p)(1)(B) of the Code).

9.	INTERPRETATION

9.1.Authority of Committee.  The Committee shall have full and exclusive authority to construe, interpret and administer this Plan and take all actions and make all determinations on behalf of the Company unless otherwise indicated, and the Committee’s construction and interpretation thereof and determinations thereunder shall be binding and conclusive on all persons for all purposes.

10.	AMENDMENT OR TERMINATION

10.1.Amendment or Termination.  Except as otherwise provided by Section 10.2, the Company, by action of the Committee, reserves the right at any time, or from time to time, to amend or modify this Plan, including amendments for the purpose of complying with Section 409A.  The Company, by action of the Committee, reserves the right at any time to terminate this Plan.

10.2.Modification to Rate of Credited Earnings.

10.2.1.Effective for amounts deferred on or before December 31, 2014, no action of the Committee shall decrease the Applicable Interest Rate with respect to the portion of a Participant’s Account that is attributable to an Election made with respect to Annual Fees earned in a Plan Year which election has become irrevocable before the date of adoption of such decreased Applicable Interest Rate by the Committee.

10.2.2.Effective for amounts deferred on or after January 1, 2015, the Committee may amend the Plan with respect to the Applicable Interest Rate at any time.

11.	WITHHOLDING OF TAXES

The Company, or the trustee of any Rabbi Trust, shall withhold from any payments made to a Participant under this Plan all foreign, federal, state and local income, employment and other taxes required to be withheld by the Company or the trustee of the Rabbi Trust, if any, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of any Rabbi Trust.

12.	MISCELLANEOUS PROVISIONS

12.1.No Right to Continued Service.  Nothing contained herein shall be construed as conferring upon any Participant the right to remain in the service of the Company, its subsidiaries or divisions, in any capacity.

12.2.Expenses of Plan.  All expenses of the Plan shall be paid by the Company.

12.3.Gender and Number.  Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender.  The singular form, whenever used herein, shall mean or include the plural form, and vice versa, as the context may require.

12.4.Law Governing Construction.  The construction and administration of the Plan and all questions pertaining thereto, shall be governed by the laws of the State of Colorado.

12.5.Headings Not a Part Hereof.  Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, construction, or effect.

12.6.Severability of Provisions.  If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

12.7.Compliance with Section 409A.  This Plan is intended to comply in all respects with Section 409A and at all times shall be interpreted and operated in compliance therewith.

13.	EFFECTIVE DATE

The original effective date of the Plan was October 1, 2013, and this Plan has been amended and restated effective January 1, 2015, May 23, 2018 and December 8, 2022.

[Signature Page Follows]

IN WITNESS WHEREOF, QURATE RETAIL, INC. has caused this Plan to be executed by its duly authorized officer as of December 8, 2022.

QURATE RETAIL, INC.

By: /s/ Kelly C. King

Name:Kelly C. King

Title:VP